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                                                                    Exhibit 10.8

May 30, 2003

Brian A.C. Steel
387 Victoria Bay
Alameda, CA 94502

Dear Brian:

I am delighted to confirm our offer to join Overture Services, Inc. (the "Company") as President, International commencing on or before June 2, 2003. This position will report to the Chief Executive Officer of the Company.

The following are the specific terms of our offer:

- You will earn a base salary of $12,917 per semi-monthly pay period, which is equivalent to $310,000 on an annual basis. You will be paid in accordance with the Company's normal payroll procedures.

- Your annual short-term incentive will be $185,000 at Target with a maximum payout of 200% ($370,000) of target. Bonuses are reviewed and earned on an annual basis prorated from the date of hire, and subject to the Company's eligibility rules, available funding and payout schedule. For 2003, the Company will pay a minimum of 65% of the prorated target amount.

- You understand that this position requires extensive travel, including international travel. Your principal place of work shall be our corporate headquarters in Pasadena, California. On or before your Start Date, we will separately review and agree upon the expected travel associated with this position, and we will review travel expectations in the future as necessary.

- If the Company and you determine that your relocation to the Pasadena area is necessary, you shall be provided with a reasonable, customary, and mutually agreeable allowance to cover related expenses. This allowance can only be used for IRS allowable expenses and must follow company policy for the type of allowable expense, the reimbursement process for submitting receipts, and other reasonable guidelines. We use a professional third party relocation administrator to provide you with expert assistance in facilitating your move, and we expect you to work through the administrator.

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-        We will recommend to the Compensation Committee of the Board of
         Directors ("the Compensation Committee") that, at its next meeting following your Start Date, you be granted a stock option to purchase 87,500 shares of common stock (the "Initial Half Grant") at the closing price for the Company's common stock on the last market trading day prior to the grant date, as reported in the Wall Street Journal. Vesting for the Initial Half Grant shall commence on your Start Date. Subject to your continued employment by the Company, the first meeting of the Compensation Committee after the three month anniversary of your Start Date, we will recommend that you be granted a stock option to purchase 87,500 shares of common stock (the "Subsequent Half Grant") at the closing price for the Company's common stock on the last market trading day prior to the grant date, as reported in the Wall Street Journal. Vesting for the "Subsequent Half Grant" shall commence on the three-month anniversary of your Start Date. The Initial Half Grant and the Subsequent Half Grant shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement.

- We will recommend to the Committee that you receive the change of control severance benefits that are set forth in the Company's present Tier 1 Change of Control Severance Agreement, a copy of which has been provided to you.

- In the future, your annual salary and short and term incentive awards will be reviewed on a regular basis at the same time and in the same manner as other peer senior managers.

- You will receive vacation in accordance with company policy, which currently provides for 10 days of paid vacation per anniversary year until your years of service make you eligible for a higher accrual. You will also receive 2 personal days per calendar year; each accrues on a 6-month basis.

- You will be eligible for all benefit programs offered to employees generally, subject to the eligibility rules of each program, and shall also receive benefits of at least equivalent value relative to those as may be offered in the future to your peer senior managers, including but not limited to health and life insurance, vacation, severance, etc.

- If your employment is terminated by us for reasons other than for Cause (as that term is defined in this paragraph) within the first 12 months of your employment, you will become entitled to six (6) months of severance pay in the aggregate of your total annual target compensation (computed as base plus short term incentive at Target). Your severance payments will be made in one lump sum within or before 30 days after your termination date and will be subject to withholding of all applicable taxes. This severance obligation, however, is conditioned upon your signing a general release of claims in a form satisfactory to the Company. For purposes of this paragraph, "for Cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to diligently and satisfactorily perform the material duties of your position with the Company after written

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         notice of the manner in which you have not performed those duties and which provides a reasonable period for you to cure the identified deficiencies; (2) a material breach by you of your obligations under any confidentiality or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company; (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company; (4) any misconduct by you having a material detrimental effect on the Company; or (5) any unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with written notice of the unauthorized activity and a reasonable opportunity to cease such activity. You shall be entitled to no benefits under this paragraph should you voluntarily resign your position.

- If your principal reporting relationship changes within the first year of employment to other than the Chief Executive Officer, then you shall have the option to resign and receive a lump-sum payment equal to 6 months base salary. This right may be exercised no sooner than 60 days and no longer than 90 days after the change in your principal reporting relationship. In order to receive the severance payment, you must provide continued service, at the Company's option, for up to 3 months from the date of your resignation, at your then-current compensation and benefit levels. Such severance payment would be made in one lump sum within 30 days of your termination date, will be subject to withholding of all applicable taxes, and will be conditioned upon your signing a general release of claims in a form satisfactory to the Company.

Your employment with the Company shall be on an at-will basis. As a result of your at-will employment, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will status of your employment may be changed only in a written agreement signed by you and the Chief Executive Officer of Overture.

As a condition of your employment with Overture Services, Inc., you will be required to sign and comply with: (1) an Employment, Confidential Information, and Invention Assignment Agreement attached as Exhibit A and incorporated herein by reference, (2) a Nondisclosure Agreement attached as Exhibit B and incorporated herein by reference, (3) and the Tier 1 Change of Control Severance Agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees.

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To indicate your acceptance of the Company's offer, please sign and date this letter in the space below and return it to me. This letter, along with the attached agreements relating to proprietary rights and non-disclosure between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This offer letter may not be modified or amended except by written agreement, signed by the Chief People Officer and by you.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Again, Welcome to Overture!

Sincerely,

/s/ Jackie DeMaria
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Jackie DeMaria
Chief People Officer
Overture Services, Inc.

         Accepted and agreed to:

         Signature: /s/ Brian A.C. Steel            Date: May 30, 2003
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                    Brian A.C. Steel